[Aetna Letterhead]
[Aetna Logo]                                    151 Farmington Avenue
                                                Hartford, CT  06156




                                                Julie E. Rockmore
November 18, 1997                               Counsel
                                                Law Division, RE4A
                                                Investments & Financial Services
                                                (860) 273-4686
                                                Fax:  (860) 273-8340

Securities and Exchange Commission
450 Fifth Street N.W.
Washington, DC  20549

Re:    Aetna Insurance Company of America
       Post-Effective Amendment No. 2 to
       Registration Statement on Form S-2, File No. 333-22723
       Prospectus Title:  AICA Guaranteed Account

Dear Sir:

As Counsel of Aetna Insurance Company of America (the "Company"), I have represented the Company in connection with the AICA Guaranteed Account (the "Guaranteed Account"), a credited interest option available under certain variable annuity contracts, and the Form S-2 Registration Statement relating to such account.

In connection with such representation, I have reviewed Post-Effective Amendment No. 2 to the Registration Statement on Form S-2 for the Guaranteed Account, including the prospectus, the prospectus supplement, and relevant proceedings of the Board of Directors.

Based upon this review, and assuming the securities represented by the Guaranteed Account are issued in accordance with the provisions of the prospectus, I am of the opinion that the securities, when sold, will have been legally issued, and will constitute a legal and binding obligation of the Company.

I further consent to the use of this opinion as an exhibit to Post-Effective Amendment No. 2 to the Registration Statement.

Sincerely,

/s/ Julie E. Rockmore

Julie E. Rockmore
Counsel
Aetna Insurance Company of America